Exhibit 21

Subsidiaries of Fidelity & Guaranty Life, a Delaware corporation

Entity	Jurisdiction

Fidelity & Guaranty Life Business Services, Inc.	Delaware
Fidelity & Guaranty Life Holdings, Inc.	Delaware
Fidelity & Guaranty Life Assignment, LLC	Maryland
Fidelity & Guaranty Life Brokerage, Inc.	Maryland
Fidelity & Guaranty Life Insurance Agency, Inc.	Maryland
Fidelity & Guaranty Life Insurance Company	Maryland
Fidelity & Guaranty Life Insurance Company of New York	New York
Raven Reinsurance Company	Vermont